Exhibit 99.1

PRESS RELEASE

CONTACT: Todd Pozefsky (203) 458-5807

Suzanne Shank Elected to the White Mountains Board

HAMILTON, Bermuda, October 12, 2021 -- The Board of Directors of White Mountains Insurance Group, Ltd. (NYSE: WTM) has elected Suzanne F. Shank as a director of the Company.

Ms. Shank is the President, CEO and co-founder of Siebert Williams Shank & Co., LLC, a full-service investment banking firm offering debt and equity origination services to a wide range of Fortune 500 companies and debt underwriting for municipal clients nationally. She currently serves as a Director of CMS Energy and Rocket Companies and is on the boards of the Kresge Foundation, the Skillman Foundation, the Detroit Regional Chamber (Executive Committee), the Wharton Graduate Board of Trustees and the Spelman College Board of Trustees.

CEO Manning Rountree said, "We are delighted to welcome Suzanne to our Board of Directors. Her extensive experience in investment banking and municipal finance is particularly relevant to White Mountains and will greatly benefit our owners."

About White Mountains

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol "WTM". Additional financial information and other items of interest are available at the Company's web site located at www.whitemountains.com.